Exhibit 3.2

KILROY REALTY CORPORATION
ARTICLES SUPPLEMENTARY
REDESIGNATION AND RECLASSIFICATION 4,000,000 SHARES OF 6.375% SERIES H
CUMULATIVE REDEEMABLE PREFERRED STOCK AS PREFERRED STOCK

Kilroy Realty Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article IV of the Articles of Restatement of the Corporation filed with the Department on May 23, 2012, as supplemented (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors has adopted resolutions reclassifying 4,000,000 authorized but unissued shares of the Corporation’s 6.375% Series H Cumulative Redeemable Preferred Stock (the “Series H Preferred Stock”), constituting all of the shares classified and designated as Series H Preferred Stock, as authorized but unissued and unclassified shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation.
SECOND: After giving effect to the reclassification of such authorized but unissued shares of Series H Preferred Stock described in Article FIRST, the number of authorized but unissued shares of Series H Preferred Stock is zero, and the number of shares of Preferred Stock which the Corporation has authority to issue under its Charter is 30,000,000 shares all of which remain unclassified and undesignated.
THIRD: The shares of Series H Preferred Stock described herein have been redesignated and reclassified by the Board of Directors under the authority contained in the Charter.
FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FIFTH: These Articles Supplementary shall be effective at the time the Department accepts them for record.
SIXTH: The undersigned Executive Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President and attested to by its Treasurer on this 22nd day of August, 2017.

Kilroy Realty Corporation

By:	/s/ Tyler H. Rose
Tyler H. Rose Executive Vice President, Chief Financial Officer and Secretary

ATTEST:

/s/ Michelle Ngo
Michelle Ngo Senior Vice President and Treasurer